Exhibit 10.17

ADDENDUM TO THE INVESMENT MANAGEMENT AGREEMENT

THIS ADDENDUM TO THE INVESTMENT MANAGEMENT AGREEMENT (this “Addendum”) is made and entered into as of the ____ day of __________, 2012 by and between Striker Capital Management Limited (the “Investment Manager”) and Striker Asia Opportunities Fund Corporation (the “Company”).

WHEREAS, the parties have entered into an Investment Management Agreement dated 26th October, 2010 (the “Agreement”); and

WHEREAS, the Agreement provides for investment management services by the Investment Manager for the Company; and

WHEREAS, the Investment Manager, given its adoption to a more conservative approach to the Company’s portfolio structure and investment style, wishes to adjust the Management Fee and the Performance Fee, in accordance with this Addendum, as further described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, the parties agree as follows:

1.	Capitalized terms not defined herein have the meanings set forth in the Agreement.

2.	Section 4.1 in the Agreement is deleted and replaced with the followings:

The Investment Manager will receive a basis management fee (the “Management Fee”) equal to 2.5 per cent. per annum of the Net Asset Value (before deduction of any accrued Management Fee and Performance Fee (as defined below)) accrued and calculated on the basis of the Net Asset Value of the Company as at each Valuation Point and payable monthly in arrears. If the Investment Management Agreement is terminated as of a date other than the last day of a month, the Management Fee will be prorated through the termination date. A pro rata fee will also be charged to reflect subscriptions as of any date other than the beginning of a month. Such monthly Management Fee shall be payable generally in arrears on the first Business Day of each calendar month.

3.	First paragraph of Section 4.2(a) in the Agreement is deleted and replaced with the followings:

The Investment Manager will also receive a Performance Fee (the “Performance Fee”) from the Company calculated on a Share-by-Share basis so that each Participating Share is charged a Performance Fee which equates as nearly as reasonably practicable with that Participating Share’s performance. The Performance Fee for each Performance Period (as defined in the Private Placing Memorandum) in respect of each Participating share will equal to 15% of the appreciation in the Net Asset Value per Participating Share (before deduction of any accrued of any accrued performance fee) during the Performance Period above the High Water Mark of that Participating Share. The High Water Mark is the greater of:

(i)	the Net Asset Value per Participating Share of the relevant class at the time of issue of that Participating Share; and

(ii)	the highest Net Asset Value per Participating Share of the relevant class (after deduction of any accrued Performance Fee) in respect of which a Performance Fee (other than a Performance Fee Redemption (as defined below)) shall have been paid at the end of any previous Performance Period (if any) during which such Participating Share was in issue.

4.	Except as expressly set forth herein, the terms and conditions of the Agreement shall continue in full force and effect.

5.	This Addendum may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

6.	In the event of a conflict between the Agreement and this Addendum, the terms and conditions of this Addendum shall control.

WHEREFORE, the parties hereto have executed this Addendum as of the date first stated above.

STRIKER CAPITAL MANAGEMENT LIMITED
(the “Investment Manager”)

By:
Name:	Michael Ching
Title:	Executive Director

STRIKER ASIA OPPORTUNITIES FUND CORPORATION
(the “Company”)

By:
Name:
Title:	Director

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